UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 7, 2007
GOLDEN STAR RESOURCES LTD.
(Exact name of registrant as specified in its charter)

CANADA	1-12284	98-0101955
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

10901 West Toller Drive,
Suite 300
Littleton, Colorado	80127-6312
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (303) 830-9000
No Change
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
Mineral Reserves and Non-Reserve Mineral Resources
     The following table sets out Golden Star Resources Ltd.’s proven and probable mineral reserves as at December 31, 2006. The mineral reserves have been prepared in accordance with Canada’s National Instrument 43-101 — Standards of Disclosure for Mineral Projects. Mineral reserves are equivalent to proven and probable reserves as defined by the United States Securities and Exchange Commission Industry Guide 7. The mineral reserves were estimated using a gold price of $480 per ounce, which is approximately equal to the three year average price. The terms “non-refractory” and “refractory” used in the table below refer to the metallurgical characteristics of the ore.
Proven and Probable Mineral Reserves as at December 31, 2006(1)(2)

	Proven			Probable			Total
		Gold	Contained		Gold	Contained		Gold	Contained
	Tonnes	Grade	Ounces(3)	Tonnes	Grade	Ounces(3)	Tonnes	Grade	Ounces(3)
Property	(millions)	(g/t)	(millions)	(millions)	(g/t)	(millions)	(millions)	(g/t)	(millions)
Bogoso/Prestea(4)
Non-refractory	0.9	2.30	0.07	6.9	2.59	0.57	7.8	2.56	0.64
Refractory	14.5	2.95	1.38	19.3	2.65	1.64	33.8	2.78	3.02
Total	15.5	2.91	1.45	26.2	2.64	2.22	41.6	2.74	3.67

Wassa
Non-refractory	0.5	1.08	0.02	13.0	1.11	0.46	13.6	1.11	0.48
Total	0.5	1.08	0.02	13.0	1.11	0.46	13.6	1.11	0.48

Total Reserves
Non-refractory	1.5	1.85	0.09	19.9	1.62	1.04	21.4	1.64	1.13
Refractory	14.5	2.95	1.38	19.3	2.65	1.64	33.8	2.78	3.02
Total	16.0	2.85	1.47	39.2	2.13	2.68	55.2	2.34	4.15

(1)	Amounts are shown on a 100% basis and are subject to the Government of Ghana’s 10% carried interest. Certain total amounts shown reflect the effects of rounding.

(2)	The mineral reserves have been prepared under the supervision of Mr. Peter Bourke, P.Eng., the Company's Vice President Technical Services. Mr. Bourke is a “Qualified Person” as defined in Canada’s National Instrument 43-101.

(3)	Amounts are shown as contained metals in ore and do not reflect losses in metallurgical recovery. Metallurgical recoveries are expected to range from 80% to 92% for non-refractory ores and from 70% to 90% for refractory ores.

(4)	Amounts shown include mineral reserves for the Pampe and Mampon properties.

Non-Reserve Mineral Resources
Cautionary Note to US Investors concerning estimates of Measured and Indicated Mineral Resources
     This section uses the terms “measured mineral resources” and “indicated mineral resources.” US investors are advised that while those terms are recognized and required by Canadian regulations, the US Securities and Exchange Commission does not recognize them. US investors are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into mineral reserves.
Cautionary Note to US Investors concerning estimates of Inferred Mineral Resources
     This section uses the term “inferred mineral resources.” US investors are advised that while this term is recognized and required by Canadian regulations, the US Securities and Exchange Commission does not recognize it. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. In accordance with Canadian rules, estimates of inferred mineral resources cannot form the basis of feasibility or other economic studies. US investors are cautioned not to assume that part or all of the inferred mineral resource exists, or is economically or legally mineable.
     The following table sets out Golden Star’s non-reserve mineral resources as at December 31, 2006, which are in addition to the reserves shown above. The mineral resources were estimated in accordance with the definitions and requirements of Canada’s National
Instrument 43-101. The measured and indicated mineral resources are equivalent to mineralized material as defined by the United States Securities and Exchange Commission Industry Guide 7. The mineral resources were estimated using a gold price of $560 per ounce.
Non-Reserve Measured and Indicated Mineral Resources and
Inferred Mineral Resources as at December 31, 2006(1)(2)

	Measured		Indicated		Measured & Indicated		Inferred
		Gold		Gold		Gold		Gold
	Tonnes	Grade	Tonnes	Grade	Tonnes	Grade	Tonnes	Grade
Property	(millions)	(g/t)	(millions)	(g/t)	(millions)	(g/t)	(millions)	(g/t)
Bogoso/Prestea(3)	6.1	2.05	14.0	2.32	20.2	2.23	4.2	2.70
Prestea Underground	—	—	1.1	16.30	1.1	16.30	5.0	8.68
Wassa	0.2	1.05	11.7	0.75	11.9	0.76	7.2	1.18
Hwini-Butre & Benso	—	—	5.2	4.30	5.2	4.30	1.6	4.02
Goulagou	—	—	2.7	1.75	2.7	1.75	0.5	1.02
Paul Isnard(4)	—	—	—	—	—	—	10.2	1.70
Total	6.4	2.02	34.7	2.48	41.0	2.40	28.7	3.05

(1)	Amounts are shown on a 100% basis. Our share of the mineral resources is subject to the Government of Ghana’s 10% carried interest, and with respect to the Prestea Underground, to the Government of Ghana’s 19% minority interest. Certain total amounts shown reflect the effects of rounding.

(2)	The Qualified Person for the estimation of the mineral resources is S. Mitchel Wasel, the Company's Exploration Manager.

(3)	The amounts shown include resources for the Pampe and Mampon properties.

(4)	We have a right to acquire the Paul Isnard property.
2006 and Fourth Quarter Operating Results
     The following table sets out the gold production and average cash operating costs for Bogoso/Prestea and Wassa for the fourth quarter and full year 2006. Our 2006 average realized gold price was $607 per ounce.
Gold Sales and Average Cash Operating Costs

	Fourth Quarter		Full Year 2006
		Average Cash		Average Cash
	Gold Sales	Operating Cost(1)	Gold Sales	Operating Cost(1)
Mine	(Ounces)	($ per ounce)	(Ounces)	($ per ounce)
Bogoso/Prestea(2)	25,054	290	103,793	371
Wassa	28,352	464	97,614	474
Total	53,406	382	201,407	421

(1)	“Cash operating cost per ounce” should be considered as a non-GAAP financial measure as defined in Regulation S-K Item 10 under the Securities Exchange Act of 1934, as amended, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP in Canada and the United States. There are material limitations associated with the use of such non-GAAP measures. Since these measures do not incorporate revenues, changes in working capital and non-operating cash costs, they are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Changes in numerous factors, including, but not limited to, mining rates, milling rates, gold grade, gold recovery, and the costs of labor, consumables and mine site general and administrative activities can cause these measures to increase or decrease. We believe that these measures are the same or similar to the measures of other gold mining companies, but may not be comparable to similarly titled measures in every instance. See Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations in Golden Star’s Annual Report on Form 10-K, as amended on Form 10-K/A, for the fiscal year ended December 31, 2005 and Item 2 — Management’s Discussion and Analysis of Financial Condition and Results of Operations in Golden Star’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 for an explanation of these measures.

(2)	Amounts shown exclude fourth quarter sales of 2,169 ounces produced during commissioning activities at the Bogoso sulfide expansion project.
2007 Operating Guidance
     The Company has announced that it expects gold production in 2007 to total approximately 390,000 ounces at an average cash operating cost of approximately $389 per ounce, as follows:

	Bogoso/Prestea		Wassa		Total
		Cash		Cash		Cash
		Operating		Operating		Operating
	Gold Sales	Cost (1)	Gold Sales	Cost (1)	Gold Sales	Cost (1)
Period	(Ounces)	($/ounce)	(Ounces)	($/ounce)	(Ounces)	($/ounce)
2007	280,000	380	110,000	410	390,000	389

(1)	See footnote 1 to the table captioned “Gold Sales and Average Cash Operating Costs” for an explanation of “cash operating cost per ounce” as a non-GAAP financial measure.
     This guidance is based on an expected April 1, 2007 in-service date for the Bogoso sulfide expansion project and an assumed ramp up over the second and third quarters.
Expiration of Warrants
     On February 14, 2007, warrants to purchase 8,408,334 common shares of the Company, which had traded on the Toronto Stock Exchange under the symbol GSC.WT.A, expired. The warrants had an exercise price of Cdn$4.60 per common share.
Progress in Commissioning of Bogoso Sulfide Expansion Project
     Golden Star is currently in the process of completing and commissioning a nominal 3.5 million tonnes per year processing facility that uses a proprietary BIOX® bio-oxidation technology to treat refractory sulfide ore. The Company expects to complete commissioning of the BIOX® circuit in March 2007, with operations commencing in April 2007 and throughput and metallurgical recoveries increasing over the remainder of 2007. Oxide and non-refractory sulfide ores will continue to be processed through the existing Bogoso carbon-in-leach plant as currently configured. The new plant and the existing carbon-in-leach processing facility are expected to be capable of processing a combined 5.0 million tonnes of ore annually.
Sale of Shares of EURO Ressources S.A.
     During December 2006, Golden Star sold approximately 18 million common shares of its former subsidiary, EURO Ressources S.A., in a series of public and private transactions for net proceeds of approximately $30.0 million. In 2007, an additional 1.7 million shares were sold for net proceeds of $2.8 million. Following these transactions, Golden Star owns approximately 1.3 million shares, or 2%, of EURO Ressources’ outstanding equity, and expects to continue to sell its remaining shares in 2007.
     In addition to the remaining approximate 2% shareholding in EURO, Golden Star holds a $3.5 million receivable from EURO and a residual participation right payable by EURO, based on gold production from IAMGold’s Gross Rosebel Mine.
Joint Venture with Subsidiary of Newmont on Saramacca Project in Suriname
     In November 2006, the Company entered into a joint venture with a subsidiary of Newmont Mining Corporation pursuant to which Newmont may earn up to a 51% interest in the Saramacca property in Suriname.

     Under the terms of the joint venture agreement between Golden Star and Newmont, Newmont may earn a 51% participating interest in the Saramacca Project by spending $6 million by the fifth anniversary of the agreement. Thereafter, Newmont may elect to earn a further 19% interest by agreeing to fund all joint venture expenditures through to the decision-to-mine by the board of directors of Newmont, provided that (i) Newmont elects to do so within two years following its earning a 51% interest, and (ii) Golden Star does not exercise its one-time option to elect to contribute to maintain its 49% equity participation.
Government of Ghana Intervenes to Remove Illegal Miners From Mineral Concessions in Ghana
     Illegal mining on Golden Star’s concessions has for several years restricted the Company’s access to and the orderly exploration and development of portions of its properties. In late 2006, the Government of Ghana removed illegal miners from mineral concessions in Ghana, including the Company’s Bogoso/Prestea, Wassa and Hwini-Butre and Benso properties.
Update on Power Rationing
     Since August 2006, the Government of Ghana has rationed power to large industrial users, including the Company’s Bogoso/Prestea and Wassa operations, due in part to the effects of low rainfall on hydroelectric power. Under the current rationing program, the Company expects to receive 90% of its power requirements, including requirements for the full operation of the new BIOX® processing facility. As a result of the power rationing, the Company, together with Newmont Mining Corporation, Gold Fields Limited and Anglogold Ashanti Limited, have agreed to acquire a nominal 100 megawatt power station, which is expected to be operational by mid-year 2007. Golden Star’s 25% share of the power station, at an estimated cost to the Company of $10 million, should be sufficient to provide up to 50 % of the Company’s total power requirements and, combined with the Company’s diesel generators and power availability from the national grid, should provide power in excess of the Company’s requirements.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: February 20, 2007

Golden Star Resources Ltd.
By:	/s/ Thomas G. Mair
Thomas G. Mair
Senior Vice President and Chief Financial Officer